10.6

Commitment Letter

Majority Shareholder Yong Xu hereby promises to pay all the expenses Yinhang Internet Technologies Development Inc. incurred for its operations. Yinhang Internet Technologies Development Inc. hereby promises to repay Yong Xu once it is profitable.

Yinhang Internet Technologies Development, Inc.

Director’s Signature:

Date: June 10, 2012

Majority Shareholder’s Signature:

Date: June 10, 2012